Exhibit 99.1

Contact:
Shelley Boxer, V.P. Finance
MSC Industrial Direct Co., Inc.
(516) 812-1216

Investor Relations: Eric Boyriven/Jim Olecki
Press: Scot Hoffman
Financial Dynamics
(212) 850-5600

FOR IMMEDIATE RELEASE

MSC INDUSTRIAL DIRECT CO., INC. REPORTS
FISCAL 2006 THIRD QUARTER RESULTS

—Sales increase 14.3% to $329.8 million—
—Operating margin of 17.9%—
—Earnings per diluted share increase 22.7% to $0.54—

Melville, NY, June 29, 2006 - MSC INDUSTRIAL DIRECT CO., INC. (NYSE: MSM), “MSC or the Company” one of the premier distributors of MRO supplies to industrial customers throughout the United States, today reported financial results for its fiscal 2006 third quarter ended May 27, 2006.

Net sales for the third quarter of fiscal 2006 rose 14.3% to $329.8 million from $288.5 million in the fiscal 2005 third quarter. Net income for the fiscal 2006 third quarter rose 20.6% to $37.0 million versus $30.7 million in the year-ago period. Fiscal 2006 third quarter diluted earnings per share increased 22.7% to $0.54, compared with diluted earnings per share of $0.44 in the third quarter of fiscal 2005.  The Company’s results for the third quarter of fiscal 2006 include a charge of $0.02 per diluted share related to the expensing of stock options as required by SFAS 123R and a charge of approximately $0.01 per share for incremental incentive compensation. These charges were not present in the Company’s fiscal 2005 third quarter results.

For the first nine months of fiscal 2006, the Company’s net sales rose 13.2% to $931.7 million, compared to net sales of $823.2 million a year ago. Net income in the fiscal 2006 nine-month period was $102.3 million, or $1.50 per diluted share, compared to $84.1 million, or $1.19 per diluted share, in the year-ago period, an increase of 21.6% in net income and 26.1% in diluted earnings per share. Included in the Company’s results for the first nine months of fiscal 2006 are charges totaling $0.07 per diluted share related to the expensing of stock options as required by SFAS 123R and $0.01 per diluted share for costs related to the departure of an executive. Neither of these charges were present in the Company’s results for the year-ago period.

“We are pleased to report another strong quarter for MSC,” stated David Sandler, President and Chief Executive Officer. “Our ability to execute on our strategy at a very high level, coupled with solid market conditions, enabled us to continue to take share and grow during the third quarter. Revenue growth of 14.3% exceeded our expectations and was seen across all our geographic regions, as well as in both the manufacturing and non-manufacturing sectors. Demand for our products remains strong and our customers are reporting solid order flow. Additionally, we were able to further expand our operating margins to 17.9%, while continuing to enhance our sales force and successfully continue the expansion of our West Coast operations.”

- MORE -

“The fiscal 2006 third quarter was another excellent one financially for MSC,” said Chuck Boehlke, Executive Vice President and Chief Financial Officer. “Strong top-line growth combined with some strategic pricing initiatives resulted in gross margins slightly above our expectations, and our  operating model enabled us to achieve an operating margin of 18.4%, in the third quarter, excluding the stock option expense related to SFAS 123R. We also continued our strong cash flow performance, generating $35 million in free cash flow (see Note 1) during the fiscal third quarter. The consistent strength of our cash flows and our diligent cost management continue to provide MSC with a strong foundation from which to invest in our future growth, and our acquisition of J & L Industrial supply is a prime example of this.”

As previously announced, the Company completed the acquisition of J & L America, Inc. DBA as J & L Industrial Supply (J & L), a subsidiary of Kennametal Inc. (NYSE:KMT), on June 8, 2006 for $349.5 million. MSC financed a portion of the purchase price for J & L from the proceeds of a new $280 million credit facility, which was closed simultaneously with the acquisition. The acquisition is not expected to have a material impact on MSC’s fiscal 2006 results, and is expected to be neutral to the Company’s earnings per share through most of fiscal 2007, becoming accretive towards the end of fiscal 2007. The acquisition is expected to be highly accretive to MSC’s results in fiscal 2008 and beyond as synergies are realized.

Mr. Sandler concluded, “As we move into the final quarter of fiscal 2006, we remain confident in our continued ability to execute on our strategy, gain share and grow in all of our markets. The major drivers of our growth have always been the value proposition we bring to our customers, the quality of our associates, and our ability to execute on our strategy. While energy and raw material costs continue to remain a concern among customers, pricing seems to have stabilized. With the J & L acquisition complete, we look forward to successfully integrating these businesses and realizing the significant benefits built into this strategic transaction. Based on current market conditions, we expect consolidated net sales for the fiscal 2006 fourth quarter to be between $382 million and $388 million, and diluted earnings per share to be between $0.49 and $0.53, which includes approximately $0.02 per diluted share related to the expensing of stock options.

The management of MSC will host a conference call today at 11:00 a.m. Eastern Time to review the third quarter of fiscal 2006 results and to comment on current operations. The call may be accessed via the Internet at: http://www.mscdirect.com.

Note 1 — Free cash flow is defined as net cash provided by operating activities less expenditures for property, plant and equipment. Net cash flow provided by operating activities during the fiscal 2006 third quarter was $42.8 million. Expenditures for property, plant and equipment in the fiscal 2006 third quarter were $7.8 million. Management considers free cash flow to be an important indicator of the Company’s financial strength and the ability to generate liquidity because it reflects cash generated from operations that can be used for strategic initiatives, dividends, and repurchases of the Company’s stock.

MSC Industrial Direct (without giving effect to the acquisition of J & L) (NYSE: MSM) is one of the premier distributors of MRO supplies to industrial customers throughout the United States. MSC distributes more than 500,000 industrial products from approximately 2,100 suppliers to approximately 345,000 customers. In-stock availability is approximately 99% and standard ground delivery is next day to 80% of the industrial United States. MSC reaches its customers through a combination of more than 28 million direct-mail catalogs, approximately 90 branch sales offices, approximately 565 sales people, the Internet and associations with some of the world’s most prominent B2B e-commerce portals.

CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Statements in this Press Release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained herein which are not statements of historical facts and that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future shall be deemed to be forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events, actual results and performance, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by MSC or any other person that the events or circumstances described in such statement are material. Factors that could cause actual results to differ materially from those in forward-looking statements include, without limitation, the Company’s ability to timely and efficiently integrate the J & L business and realize the anticipated synergies from the transaction, changing customer and product mixes, changing market conditions, industry consolidations, competition, general economic conditions in the markets in which the Company operates, recent changes in accounting for equity related compensation, rising commodity and energy prices, risk of cancellation or rescheduling of orders, work stoppages or other business interruptions (including due to extreme weather conditions) at transportation centers or shipping ports, the risk of war, terrorism and similar hostilities, dependence on the Company’s information systems and on key personnel, and various other risk factors listed from time to time in the Company’s SEC reports.

(Tables Follow)

MSC INDUSTRIAL DIRECT CO., INC.
Condensed Consolidated Balance Sheets
(In thousands)

	May 27, 2006	August 27, 2005
	(Unaudited)	(Audited)
ASSETS
Current Assets:
Cash and cash equivalents	$133,020	$41,020
Available-for-sale securities	2,131	4,254
Accounts receivable, net of allowance for doubtful accounts	145,269	126,501
Inventories	254,400	231,199
Prepaid expenses and other current assets	20,463	18,856
Deferred income taxes	12,149	10,166
Total current assets	567,432	431,996

Available-for-sale securities	21,738	40,224
Property, Plant and Equipment, net	108,669	102,219
Goodwill	63,202	63,202
Other assets	7,355	13,957
Total Assets	$768,396	$651,598

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$48,945	$36,571
Accrued liabilities	53,416	56,080
Current portion of long-term notes payable	154	151
Total current liabilities	102,515	92,802
Long-term notes payable	713	830
Deferred income tax liabilities	27,968	27,550
Total liabilities	131,196	121,182
Shareholders’ Equity:
Preferred Stock	—	—
Class A common stock	57	54
Class B common stock	19	21
Additional paid-in capital	375,710	351,649
Retained earnings	452,409	376,251
Accumulated other comprehensive loss	(53)	(82)
Class A treasury stock, at cost	(190,942)	(191,943)
Deferred stock compensation	—	(5,534)
Total shareholders’ equity	637,200	530,416
Total Liabilities and Shareholders’ Equity	$768,396	$651,598

MSC INDUSTRIAL DIRECT CO., INC.
Condensed Consolidated Statements of Income
 (In thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	May 27, 2006	May 28, 2005	May 27, 2006	May 28, 2005
Net sales	$329,817	$288,465	$931,650	$823,158
Cost of goods sold	173,812	155,460	491,345	446,490
Gross profit	156,005	133,005	440,305	376,668
Operating expenses	96,977	84,047	275,671	241,914
Income from operations	59,028	48,958	164,634	134,754
Other Income:
Interest income, net	1,243	1,291	3,164	3,029
Other income, net	56	59	207	76
Total other income	1,299	1,350	3,371	3,105
Income before provision for income taxes	60,327	50,308	168,005	137,859
Provision for income taxes	23,309	19,620	65,723	53,765
Net income	$37,018	$30,688	$102,282	$84,094
Per Share Information:
Net income per common share:
Basic	$0.55	$0.45	$1.53	$1.23
Diluted	$0.54	$0.44	$1.50	$1.19
Weighted average shares used in computing net income per common share
Basic	67,076	68,341	66,743	68,573
Diluted	68,730	70,111	68,283	70,603
Cash dividends declared per common share	$0.14	$0.12	$0.40	$0.32

MSC INDUSTRIAL DIRECT CO., INC.
Consolidated Statements of Cash Flows
 (In thousands)
(Unaudited)

	Thirty-Nine Weeks Ended
	May 27, 2006	May 28, 2005
Cash Flows from Operating Activities:

Net income	$102,282	$84,094
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	9,398	9,117
Loss on disposal of property, plant and equipment	—	189
Gain on sale of securities	(858)	—
Stock-based compensation	7,282	538
Provision for doubtful accounts	1,824	1,673
Deferred income taxes	(1,565)	2,695
Stock option income tax benefit	—	6,759
Amortization of bond premiums	201	381
Reclassification of excess tax benefits from stock-based compensation	(7,402)	—

Changes in operating assets and liabilities:
Accounts receivable	(20,592)	(15,078)
Inventories	(23,201)	(12,732)
Prepaid expenses and other current assets	(1,607)	(417)
Other assets	6,602	6,726
Accounts payable and accrued liabilities	18,343	4,314

Total adjustments	(11,575)	4,165

Net cash provided by operating activities	90,707	88,259

Cash Flows from Investing Activities:
Proceeds from sales of investments in available-for-sale securities	153,426	79,555
Purchases of investments in available-for-sale securities	(132,131)	(83,280)
Expenditures for property, plant and equipment	(15,848)	(8,060)

Net cash provided by (used in) investing activities	5,447	(11,785)

Cash Flows from Financing Activities:
Payment of cash dividends	(26,851)	(22,076)
Purchase of treasury stock	—	(73,187)
Reclassification of excess tax benefits from stock-based compensation	7,402	—
Proceeds from sale of Class A common stock in connection with associate stock purchase plan	1,728	1,341
Proceeds from exercise of Class A common stock options	13,681	14,431
Repayments of notes payable	(114)	(121)

Net cash (used in) financing activities	(4,154)	(79,612)
Net increase (decrease) in cash and cash equivalents	92,000	(3,138)
Cash and cash equivalents — beginning of period	41,020	39,517
Cash and cash equivalents — end of period	$133,020	$36,379
Supplemental Disclosure of Cash Flow Information:
Cash paid for income taxes	$58,512	$39,980

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